EXHIBIT 99.2


                             STOCK OPTION AGREEMENT

GRANTEE:          SAMPLE                              OPTION NO.    99-XX-XXX

ADDRESS:          ______________________

                  ______________________

OPTION TO PURCHASE:               Ten Thousand (10,000) SHARES of CRYO-CELL
                                  International, Inc. COMMON STOCK

 EXERCISE PRICE PER SHARE:        Two and 50/100 Dollars ($2.50)

 EXPIRATION DATE:                 March 23, 2002

         CRYO-CELL International, Inc. (CCEL), (the "Grantor"), hereby grants to the above named Grantee an option to purchase shares of its Common Stock at the purchase price above. The grant of option(s) is pursuant to and subject to all terms and conditions agreed upon between the Grantor and Grantee. The price per share and number of shares will be adjusted in the event of a stock split, stock dividend, merger or consolidation or other recapitalization.

         Unless otherwise provided by rider to the Option Agreement, signed by both the Grantor and the Grantee, this Agreement entitles the Grantee to purchase the stock or any portion thereof within the specified three-(3) year period. The options granted hereunder shall expire at the end of the three-year period.

         Options may be exercised subject to Rule 144 holding period by written notice given by the Grantee to the Grantor on forms provided by the Grantor for such purpose. The purchase price of the shares under this Option Agreement shall be paid in full at the time of exercise. Shares issued hereunder will not be registered under the Securities Act and will bear a restrictive legend, which enables the Grantee to sell their shares pursuant to SEC Rule 144.

This Option Agreement is not assignable or transferable.

 CRYO-CELL International, Inc.


By:______________________________________             __________________________
     Daniel D. Richard                                Consultant